EX-3.1                                            ARTICLES OF INCORPORATION

                            ARTICLES OF INCORPORATION
                                       Of
                           WORLD AM COMMUNICATIONS, INC.

  The undersigned Incorporator is authorized to prepare and file the following Articles of Incorporation under the provisions of Chapter 78 of the Nevada Revised Statutes.

                                    ARTICLE l
                                      Name

     The name of the Corporation is World Am Communications, Inc.

                                    ARTICLE ll
                                     Purpose

     The corporation is organized for the purpose of engaging in any lawful act or activity, within or without the State of Nevada, for which a corporation may be organized under the General Corporation Laws of the Sate of Nevada.

                                    ARTICLE lll
                       Resident Agent and Registered Office

A. Resident Agent. The name and address of the Resident agent for service of process is State Agent and Transfer Syndicate, Inc., 202 North Curry Street, Suit 100, Carson City, Nevada 89703-4121.

B. Registered Office. The address of its Registered Office is 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121.

C. Other Offices. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

                                    ARTICLE lV
                                  Shares of Stock

A. Number and Class of Shares. The corporation is authorized to issue 500,000,000 Shares of capital stock having $0.0001 par value. All of the shares of stock shall be designated Common
    Stock, without preference or distinction.

B. Assessment of Shares. The capital stock of the Corporation, after the amount of the par value has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

                                    ARTICLE V
                                    Directors

     The members of the governing board of the Corporation are designated as Directors. The initial Board of Directors shall consist of one (1) member. The name and post office box or street address, either residence or business, of the sole member of the initial Board of Directors is as follows:

       NAME                             ADDRESS

James H. Alexander               1400 W. 122nd Ave Ste. 104
                                 Westminster, CO. 80234

     The sole member of the initial Board of Directors will serve as the Sole Director until the first meeting of the shareholders, or until his or her respective successor is elected and qualified. Thereafter, the number of directors, wither a fixed number of directors or a variable number of directors with a fixed minimum and maximum number, and the manner in which the directors may be increased or decreased, shall be as provided in the bylaws of the Corporation.

                                    ARTICLE VI
                   Directors' and Officers' Liability

A. Elimination of Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) the payment of dividends in violation of NRS 78.288, but liability shall otherwise be eliminated or limited to the fullest extent permitted by Nevada law as it may allow from time to time.

B. Mandatory Indemnification. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

C. Mandatory Payment of Expenses. The expenses of officers and directors incurred in defending a civil or criminal officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

D. Effect of Amendment or Repeal. Except as provided in Article IV, Section B, this corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation or its Bylaws. However, any amendment to or repeal of any of the provisions in this Article NI shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

                                    ARTICLE VII
                                    Incorporator

     The name and post office address of the incorporator authorized to form this corporation is as follows:

                       Attorneys Corporation Service, Inc.
                            3021 West Magnolia Blvd.
                               Burbank, Ca. 91505


DATED:  July 5, 2002


/s/  Rebecca J. Miller
Rebecca J. Miller, Incorporator
(for Attorneys Corporation Service, Inc.)


Acceptance of Resident Agent: State Agent and Transfer Syndicate, Inc. hereby accepts the appointment as Resident Agent.


/s/__________________________                         July 5, 2002
Representative of Resident Agent                          Date
State Agent and Transfer Syndicate, Inc.